Exhibit (a)(5)(B)

MEMORANDUM

TO:	All Colleagues
FROM:	Ed Wristen
DATE:	November 29, 2004
RE:	Update on Coventry/First Health Transaction

It has been about six weeks since we announced the merger agreement with Coventry. Both First Health and Coventry have been hard at work on integration planning and regulatory filings since the announcement, and we want to update you on our progress.

There are a number of regulatory requirements that must be satisfied prior to closing the transaction. These include department of insurance approvals in Texas, California and Missouri, and the expiration of a mandatory waiting period under the Hart-Scott-Rodino Act. In addition, a number of filings are required with the U.S. Securities Exchange Commission. We are pleased to report that we have made all of our initial regulatory filings. We hope to know more by mid-December when closing will be expected to occur.

In addition, members of Coventry’s management team have met with many First Health managers, learning about our operational and functional areas to plan for the expected integration of the two companies. While there are a number of things the respective management cannot share during this phase, as First Health and Coventry continue to operate as separate businesses, our goal is to be as prepared as possible for integrating the two companies after completing the merger. This is a process that will continue through closing.

On December 1, Dale B. Wolf, Coventry’s Chief Financial Officer, and I are scheduled to present at the Merrill Lynch Health Services Investor Conference in New York City, New York. I expect that part of this presentation will be dedicated to First Health and what we bring to the marketplace. The presentation will be available for viewing on the Coventry website at http://www.cvty.com.

As you know, the offer materials for our option tender offer has been mailed to First Health colleagues who have stock options. As a reminder, questions concerning the tender offer should be directed to D.F. King at 888-628-9011. A number of colleagues have asked questions about employee benefits after the merger. In terms of health benefits, we do not expect that any changes will be made for 2005. Other questions you may have submitted are being worked through by Coventry. If you have additional questions, continue to submit them through Susan Fleming or by clicking on “Coventry Information” on the First Health internal website.

Thank you for your continued efforts on behalf of First Health. We anticipate providing you with a further update within the next several weeks.

Additional Information

     This e-mail is neither an offer to purchase nor a solicitation of an offer to sell options to purchase shares of First Health common stock. The option tender offer is being made pursuant to an offer to purchase and related offer documents which are exhibits to the tender offer statement on Schedule TO filed by First Health with the Securities and Exchange Commission on November 15, 2004. The tender offer statement (including an offer to purchase and related offer documents) will contain important information that First Health’s option holders should read carefully before any decision is made with respect to the option tender offer. The offer to purchase, and all other documents filed with the SEC in connection with the option tender offer are available free of charge at the SEC’s web site, www.sec.gov.

     This e-mail is not a solicitation of a proxy from any security holder of First Health. Coventry and First Health filed a registration statement on Form S-4 with the SEC in connection with the merger. The Form S-4 contains a prospectus, a proxy statement and other documents for the stockholders’ meeting of First Health at which time the proposed transaction will be considered. The Form S-4, proxy statement and prospectus contain important information about Coventry, First Health, the merger and related matters. Investors and stockholders should read the Form S-4, the proxy statement and prospectus and the other documents filed with the SEC in connection with the merger carefully before they make any decision with respect to the merger. The Form S-4, proxy statement and prospectus, and all other documents filed with the SEC in connection with the merger are available free of charge at the SEC’s web site, www.sec.gov.

     All documents filed with the SEC by First Health in connection with the merger and the option tender offer will be made available to investors free of charge by writing to: First Health Group Corp., 3200 Highland Avenue, Downers Grove, Illinois 60515, Attn: Investor Relations. All documents filed with the SEC by Coventry in connection with the merger will be made available to investors free of charge by writing to: Coventry Health Care, Inc., 6705 Rockledge Drive, Suite 900, Bethesda, Maryland 20817, Attn: Investor Relations.

     First Health, Coventry, their respective directors and executive officers may be deemed participants in the solicitation of proxies from First Health’s stockholders. Information concerning First Health’s directors and certain executive officers and their direct and indirect interests in First Health is contained in its proxy statement for its 2004 annual meeting of stockholders. Information concerning Coventry’s directors and certain executive officers and their direct and indirect interests in Coventry is contained in its proxy statement for its 2004 annual meeting of stockholders. Additional information regarding the interests of these participants in the merger is available in the proxy statement regarding the merger. Investors can obtain free copies of these documents from the SEC’s web site, www.sec.gov.

Additional Information

This communication is not a solicitation of a proxy from any security holder of First Health. First Health and Coventry intend to file a registration statement on Form S-4 with the SEC in connection with the Merger. The Form S-4 will contain a prospectus, a proxy statement and other documents for the stockholders’ meeting of First Health at which time the proposed transaction will be considered. The Form S-4, proxy statement and prospectus will contain important information about First Health, Coventry, the Merger and related matters. Investors and stockholders should read the Form S-4, the proxy statement and prospectus and the other documents filed with the SEC in connection with the Merger carefully before they make any decision with respect to the Merger. The Form S-4, proxy statement and prospectus, and all other documents filed with the SEC in connection with the Merger will be available when filed free of charge at the SEC’s web site, www.sec.gov. In addition, all documents filed with the SEC by First Health in connection with the Merger will be made available to investors free of charge by writing to: First Health Group Corp., 3200 Highland Avenue, Downers Grove, Illinois 60515, Attn: Investor Relations. All documents filed with the SEC by Coventry in connection with the Merger will be made available to investors free of charge by writing to: Coventry Health Care, Inc., 6705 Rockledge Drive, Suite 900, Bethesda, Maryland 20817, Attn: Investor Relations.

First Health, Coventry their respective directors and executive officers may be deemed participants in the solicitation of proxies from First Health’s stockholders. Information concerning First Health’s directors and certain executive officers and their direct and indirect interests in First Health is contained in its proxy statement for its 2004 annual meeting of stockholders. Information concerning Coventry’s directors and certain executive officers and their direct and indirect interests in Coventry is contained in its proxy statement for its 2004 annual meeting of stockholders. Additional information regarding the interests of these participants in the Merger will be available in the proxy statement regarding the Merger. Investors can obtain free copies of these documents from the SEC’s website.